2800 DISCOVERY DRIVE

ORLANDO, FL 32826

Exhibit 10.6

July 21, 2020

Nicholas T. Curtis

c/o LENSAR, Inc.

2800 Discovery Drive, Suite 100

Orlando, FL 32826

Dear Nick:

You (the “Employee”) are a party to an employment letter (the “Original Letter”) dated May 15, 2017 with LENSAR, Inc. (the “Company” or “LENSAR”). The Board of Directors (the “Board”) of the Company desires to confirm the terms of your continued employment with the Company as its Chief Executive Officer on the terms and conditions set forth in this letter (the “Employment Letter”). You will report to the Board. You will perform your services at the LENSAR offices in Orlando, Florida. This is an exempt position.

You agree that you will devote your full business time and efforts to LENSAR. You agree that you will not engage in any other business or serve in any position with, or as a consultant or advisor to, any other corporation or entity (including as a member of such corporation’s or entity’s board of directors or other governing or advising body), without the prior written consent of the Board. Notwithstanding the foregoing, but only for so long as such activities in the aggregate do not materially interfere with your duties hereunder or create a business or fiduciary conflict, or violate the Employer Required Agreements (as defined below), you will not be prohibited from (a) participating in charitable, civic, educational, professional, community or industry affairs (including membership on boards of directors), (b) managing your passive personal investments, and (c) continuing your service in the positions that you held as of the date of this Employment Letter, which positions you have disclosed to the Board, provided that any such service obligation is not materially increased beyond what you have disclosed to us.

In connection with your employment you have previously executed the LENSAR Employee Agreement attached hereto (the “Employee Agreement”). You acknowledge that you may be expected to sign any additional confidentiality, proprietary information, invention or similar employment-related agreements or policies consistent with the Company’s existing employment practices (together with the Employee Agreement, the “Employer Required Agreements”). In addition, as an employee of the Company, you shall be expected to abide by all of the Company’s policies and procedures and the Company’s employee handbook. Notwithstanding the foregoing, or anything contained in the Employee Agreement, you acknowledge that you will not be held criminally or civilly liable for (a) the disclosure of confidential or proprietary information that is made in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) disclosure of confidential or proprietary information in a made in a complaint or other document filed in a lawsuit or other proceeding under seal or pursuant to court order.

Base Salary

Your annual base salary (as in effect from time to time, “Base Salary”) will be $480,000, and will be payable in accordance with the Company’s payroll procedures. Your Base Salary shall be reviewed (i) each year by the Board or its compensation committee, and (ii) at the time LENSAR becomes an independent public company, and, if appropriate, adjusted.

Annual Bonus

During your employment, you will have the opportunity to earn an annual cash bonus based on the achievement of performance goals to be established by the Board or its compensation committee, subject to your continued, active employment through the applicable payment date for each such bonus payment (except as described below). Your “target” bonus shall be 60% of your Base Salary (the “Target Bonus”). Your Target Bonus shall be reviewed (i) each year by the Board or its compensation committee, and (ii) at the time LENSAR becomes an independent public company, and, if appropriate, adjusted.

Long-Term Incentive

You are entitled to participate in the LENSAR 2020 Incentive Award Plan (the “Plan”). The Board has approved a grant of 5,247,985 restricted shares to you pursuant to the Plan and the form of award agreement evidencing such shares, which shares are subject to the clawback provisions in the award agreement. You will be eligible for additional grants of equity under the Plan as determined periodically and no less frequently than annually by the Board or its compensation committee. Such review shall include consideration of established LENSAR “peer companies” should the Company become an independent public company.

Severance

If your employment terminates for any reason, you are entitled to your fully earned but unpaid Base Salary, through the date such termination is effective at the rate then in effect, and all other amounts or benefits to which you are entitled under any compensation, retirement or benefit plan of the Company at the time of your termination of employment in accordance with the terms of such plans, including, without limitation, any accrued but unpaid paid time off and any continuation of benefits required by applicable law (the “Accrued Obligations”).

In addition to your Accrued Obligations, if you are terminated without Cause (as defined below) or resign for Good Reason (as defined below), in either case prior to a Change in Control (as defined below) or more than twelve months following a Change in Control, (a) you will receive, as the sole severance benefits to which you are entitled (the “Non-CIC Severance Benefits”), a lump sum cash payment within ten days following the effective date of your Release (as defined below), equal to the sum of (i) your Base Salary at the rate in effect immediately prior to the time of separation (or, in the case of a resignation for Good Reason as a result of a material reduction in Base Salary, your Base Salary at the rate in effect immediately prior to such reduction giving rise to Good Reason), (ii) 100% multiplied by your Target Bonus for the year in which such separation occurs, and (iii) an amount representing twelve months of the premiums you would then be required to pay to maintain your health coverage pursuant to COBRA (calculated by reference to the premium as of the date of separation), and (b) the accelerated vesting of such portion of your time-based Equity Awards (as defined below) as would have vested over the twelve month period following your separation had you remained employed by or providing services to the Company through such date, with such acceleration effective as of the date of separation.

If you are terminated without Cause or resign for Good Reason within twelve months following a Change in Control, (a) you will receive, as the sole severance benefits to which you are entitled (the “CIC Severance Benefits”), a lump sum cash payment within ten days following the effective date of your Release equal to (i) eighteen months’ of your Base Salary at the rate in effect immediately prior to the time of separation (or, in the case of a resignation for Good Reason as a result of a material reduction in Base Salary, your Base Salary at the rate in effect immediately prior to such reduction giving rise to Good Reason), (ii) 150% multiplied by your Target Bonus for the year in which such separation occurs, and (iii) an amount representing eighteen months of the premiums you would then be required to pay to maintain your health coverage pursuant to COBRA (calculated by reference to the premium as of the date of separation), and (b) all of your time-based Equity Awards will vest in full effective as of the date of separation.

In addition, except to the extent an award agreement provides for more favorable accelerated vesting terms, all of your time-based Equity Awards will vest in the event of a Change in Control on or prior to December 31, 2021, provided you remain employed by or providing services to the Company on the date of such Change in Control. In the event an award agreement evidencing your Equity Awards, or the Plan, provides for more favorable accelerated vesting terms than those set forth in this Employment Letter, such more favorable provisions shall apply to your Equity Awards.

For the avoidance of doubt, in no event will you be entitled to both the Non-CIC Severance Benefits and the CIC Severance Benefits.

As a condition to your receipt of any post-termination payments and benefits pursuant to the preceding paragraphs, you shall (a) continue to comply with the terms of this Employment Letter and the Employer Required Agreements, and (b) execute and not revoke a general release of all claims in favor of the Company (the “Release”) in a form reasonably acceptable to the Company in order to effectuate a valid general release of claims. In the event the Release does not become effective within the 60-day period following the date of your termination of employment, you will not be entitled to the aforesaid payments and benefits. In the event of your breach of this Employment Letter or the Employer Required Agreements, the Company shall have the right to cease any further severance payments or benefits pursuant to the preceding paragraphs.

Definitions

“Cause” means the occurrence of any of the following: (a) your intentional theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit or falsification of any documents or records of the Company; (b) your material failure to abide by the Employer Required Agreements or the Company’s code of conduct or other written policies (including, without limitation, policies relating to corrupt practices and anti-bribery, confidentiality and reasonable workplace conduct); (c) your material and intentional unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company (including, without limitation, improper use or disclosure of the Company’s confidential or proprietary information); (d) any willful act by you that has a material detrimental effect on the Company’s reputation or business; (e) your repeated failure or inability to perform any reasonable assigned duties after written notice from the Board of, and a reasonable opportunity to cure, such failure or inability; (f) any material breach of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement with the Company, which breach is not cured pursuant to the terms of such agreement within twenty days of receiving written notice of such breach; or (g) your conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude or which impairs an ability to perform duties with the Company. For purposes of clarity, a termination without Cause does not include a termination that occurs as a result of your death or disability.

“Change in Control” has the meaning given to such term in the Plan. Notwithstanding the foregoing, if a Change in Control would give rise to a payment or settlement event under this Employment Letter that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)) in order to give rise to such payment or settlement event, to the extent required by Section 409A.

“Equity Awards” means all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

“Good Reason” means your voluntary resignation in writing within ninety days after the occurrence of any of the following conditions without your informed written consent, provided that you gave the Board written notice of the conditions within thirty days after the condition first comes into existence and the Company fails to remedy the condition within thirty days after first receiving such written notice: (a) a material diminution in your authority, duties or responsibilities causing your position to be of materially lesser rank or responsibility within the Company; (b) a requirement that you report to anyone other than the Board; (c) a material reduction in your Base Salary, unless reductions comparable in amount and duration are concurrently made for all other similarly situated employees of the Company; (d) a material change in the geographic location at which you must perform your duties (and you and the Company agree that a relocation of the geographic location at which you must perform your duties to a location that increases your one-way commute from your residence by more than forty-five miles as compared to your principal place of employment prior to such relocation shall be considered material for this purpose); or (e) any action or inaction by Company that constitutes, with respect to you, a material breach of this Employment Letter.

Health and Related Benefits

You will be eligible to enroll in the Company’s existing health care and other benefit plans.

Holidays, Paid Time Off, and Sick Leave

Holidays and paid time off and sick leave will be consistent with the Company’s existing policies. The Company’s current paid time off policy provides for eighteen days’ paid time off for executive level employees during their first year of employment. In addition, the Company offers a number of standard holidays each year, including a Company shut down during the holidays in December each year.

Expenses

You will be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses which are reasonably incurred by you in furtherance of the Company’s business, with appropriate documentation and in accordance with the Company’s standard policies.

Other Agreements

By executing this Employment Letter, you hereby represent that your execution hereof and performance of your obligations hereunder do not and will not contravene or otherwise conflict with any other agreement to which you are a party or any other legal obligation applicable to you. Without limiting the foregoing, you represent and agree that you are not bound by any non-compete or non-solicitation agreement or any other type of agreement that would prohibit your employment with or service to the Company. You agree not to make any unauthorized disclosure or use, on behalf of the Company, of any confidential information belonging to any of your former employers. You also represent that you are not in unauthorized possession of any materials containing a third party’s confidential and proprietary information. While employed by or providing services to the Company, you will not engage in any business activity in competition with the Company nor make preparations to do so. In the event that you wish to undertake a business activity outside the scope of your employment by or services to the Company, which activity you believe entails no conflict with the Company’s activities, you agree to inform the Company of your intentions before the initiation of such outside business activity, and you furthermore agree to abide by the Company’s decision as to whether or not there is no conflict. If, in the Company’s reasonable determination, a conflict exists or is likely to develop, you agree not to undertake such outside business activity.

Withholding

All amounts payable to you will be subject to appropriate payroll deductions and withholdings.

Assignment of Employment Agreement; Governing Law

Employee acknowledges that the Company’s rights and obligations under the employment agreement contemplated hereby may be assigned to a third party at the sole and exclusive discretion of the Company. The employment agreement and other arrangements contemplated hereby shall be governed by the laws of the State of Florida, and jurisdiction and venue over any dispute arising thereunder shall lie solely in the courts of the State of Florida.

Entire Agreement

This Employment Letter and the Employer Required Agreements, including the Employee Agreement, constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment or service specified herein and therein. Such agreements supersede any other such promises, obligations, warranties, representations or agreements between you and the Company, including, without limitation, the Original Letter, and you agree that any and all such prior promises, obligations, warranties, representations and agreements are hereby terminated.

Severability

Whenever possible, each provision of this Employment Letter will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Employment Letter is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Employment Letter will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

Successors and Assigns

This Employment Letter is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties hereunder and you may not assign any of your rights hereunder, without the written consent of the Company, which shall not be withheld unreasonably.

Section 409A of the Code

LENSAR intends that payments and benefits provided to you pursuant to this Employment Letter be exempt from or comply with all applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Department of Treasury regulations and other interpretive guidance issued thereunder. Any ambiguities in this Employment Letter shall be construed in a manner consistent with such intent. To the extent that any provision in this Employment Letter is ambiguous as to its compliance with or exemption from Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Employment Letter shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.

For purposes of this Employment Letter, to the extent that the payments or benefits under this Employment Letter are “non-qualified deferred compensation” subject to Section 409A of the Code or as otherwise required to ensure such payments or benefits are exempt from or comply with Section 409A of the Code, all references to your “termination of employment” shall mean your “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”).

If you are a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the date of your Separation from Service, to the extent that the payments or benefits under this Employment Letter are “non-qualified deferred compensation” subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which you are entitled under this Employment Letter is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this paragraph shall be paid or distributed to you in a lump sum on the earlier of (a) the date that is six months and one day following your Separation from Service, (b) the date of your death or (c) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under this Employment Letter shall be paid as otherwise provided herein.

If the Company determines that any severance benefits provided under this Employment Letter constitute “nonqualified deferred compensation” under Section 409A, for purposes of determining the schedule for payment of the severance benefits, any such severance benefits shall not be paid, or in the case of installments shall not commence payment, until the sixtieth day following the Separation from Service or other applicable payment event. In addition to the above, to the extent that the payments or benefits under this Employment Letter are “non-qualified deferred compensation” subject to Section 409A of the Code, if the period during which you may deliver the Release required hereunder spans two calendar years, the payment of your post-termination benefits shall occur (or commence) on the later of (a) January 1 of the second calendar year, or (b) the payment date otherwise provided for herein.

Any reimbursement of expenses or in-kind benefits payable under this Employment Letter shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of your taxable year following the taxable year in which you incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of yours, and your right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

Section 280G of the Code

In the event that any payment or benefit received or to be received by you pursuant to the terms of any plan, arrangement or agreement (including any payment or benefit received in connection with a change of control or the termination of your employment) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (a) the net amount of such Total Payments, as so reduced (after subtracting the amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (b) the net amount of such Total Payments without such reduction (after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which you would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments); provided, however, that this sentence shall not apply if, immediately before the change in ownership or control on which such Total Payments are contingent or otherwise relate, no stock in the Company is readily tradeable on an established securities market or otherwise (as determined in accordance with Treasury Reg. Section 1.280G-1 Q&A 6). The Total Payments shall be reduced in the following order: (i) reduction of any cash severance payments otherwise payable to you that are exempt from Section 409A of the Code, (ii) reduction of any other cash payments or benefits otherwise payable to you that are exempt from Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting or payment with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A of the Code, (iii) reduction of any other payments or benefits otherwise payable to you on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting and payment with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A of the Code, and (iv) reduction of any payments attributable to the acceleration of vesting or payment with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A of the Code; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments or benefits attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time. The foregoing reductions shall be made in a manner that results in the maximum economic benefit to you on an after-tax basis and, to the extent economically equivalent payments or benefits are subject to reduction, in a pro rata manner.

All determinations regarding the application of this “Section 280G” section shall be made by an accounting firm or consulting group with nationally recognized standing and substantial expertise and experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax retained by the Company prior to the date of the applicable change in control (the “280G Firm”). For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (a) no portion of the Total Payments shall be taken into account which, in the written opinion of the 280G Firm, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, (b) no portion of the Total Payments the receipt or enjoyment of which you shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, and (c) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the 280G Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. All determinations related to the calculations to be performed pursuant to this this “Section 280G Treatment” section shall be done by the 280G Firm.

The 280G Firm will be directed to submit its determination and detailed supporting calculations to both you and the Company within fifteen days after notification from either the Company or you that you may receive payments which may be “parachute payments.” You and the Company will each provide the 280G Firm access to and copies of any books, records, and documents in their possession as may be reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Employment Letter. The fees and expenses of the 280G Firm for its services in connection with the determinations and calculations contemplated by this Employment Letter will be borne by the Company.

Notwithstanding the foregoing, if any portion of the Total Payments would not be subject to the Excise Tax if the stockholder approval requirements of Section 280G(b)(5) of the Code are satisfied, subject to your waiver of the rights to such portion of the Total Payments in accordance with and to the extent required by Section 280G of the Code with respect to any portion of the Total Payments that would otherwise be subject to excise tax imposed by Section 4999 of the Code (before giving effect to any reduction in the Total Payments contemplated above), the Company shall use its reasonable best efforts to cause such payments to be submitted for such approval prior to the event giving rise to such payments. To the extent the Company submits any payment or benefit payable to you under this Employment Letter or otherwise to the Company’s stockholders for approval in accordance with Treasury Reg. Section 1.280G-1 Q&A 7, the foregoing provisions under this “Section 280G Treatment” section shall not apply following such submission and such payments and benefits will be treated in accordance with the results of such vote, except that any reduction in, or waiver of, such payments or benefits required by such vote will be applied without any application of discretion by you and in the order prescribed in the preceding paragraph.

Dispute Resolution

Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Employment Letter or its enforcement, performance, breach, or interpretation shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration held in Orlando, Florida through Judicial Arbitration & Mediation Services/Endispute (“JAMS”) under the JAMS’ then applicable rules and procedures for employment disputes. The rules may be found online at www.jamsadr.com or upon written request to the Company. This paragraph is intended to be the exclusive method for resolving any and all claims by the parties against each other relating to your employment; provided that you will retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (a) claims for workers’ compensation, state disability insurance or unemployment insurance; (b) administrative claims brought before any state or federal governmental authority; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Employment Letter; and (c) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or any similar agency in any applicable jurisdiction). Further, nothing in this paragraph is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to applicable law. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Each party in any such arbitration shall be responsible for its own attorneys’ fees, costs and necessary disbursement; provided, however, that if one party refuses to arbitrate and the other party seeks to compel arbitration by court order, if such other party prevails, it shall be entitled to recover reasonable attorneys’ fees, costs and necessary disbursements. Each party warrants that it has had the opportunity to be represented by counsel in the negotiation and execution of this Employment Letter, including the attorneys’ fees provision herein. Both you and the Company expressly waive your right to a jury trial.

Notices

Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to you at the address as listed on the Company payroll.

Other Important Information

Your employment with LENSAR will not be for a set term, and you will be an at-will employee. As a LENSAR employee, you will be free to resign at any time, just as the Company will be free to terminate your employment at any time, with or without Cause. There will be no express or implied agreements to the contrary.

To indicate your agreement to the terms of this Employment Letter, please sign and date this Employment Letter in the space provided below and return it to the Company. This Employment Letter may not be modified or amended except by a written agreement, signed by the Company and you.

This Employment Letter may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but both of which taken together will constitute one and the same agreement.

LENSAR, Inc.		Accepted by:

By:	/s/ Alan Connaughton	/s/ Nicholas T. Curtis
Alan Connaughton		Nicholas T. Curtis
Chief Operating Officer

Date:	7/21/2020	Date:	7/21/2020